Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933
(Form Type)

OFG BANCORP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered[1]	Fee Calculation Rule	Amount to be Registered[2]	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price [3]	Fee rate	Amount of Registration Fee
Other	Deferred Compensation Obligations	457 (h)	$10,000,000	100%	$10,000,000	0.0001476	$1,476.00
Total Offering Amounts					$10,000,000		$1,476.00
Total Fee Offsets							$—
Net Fee Due							$1,476.00

(1) The Deferred Compensation Obligations are unsecured obligations of OFG Bancorp to pay deferred compensation in the future in accordance with the terms of the OFG Bancorp Nonqualified Deferred Compensation Plan (the “Plan”).

(2) The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation that participants may defer under the Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.